Humboldt Village, L.P.

Audited Financial Statements

and Supplemental Information

December 31, 2011 and 2010

Salt Lake Office: 5296 Commerce Drive, Suite 300 Salt Lake City, Utah 84107-5370 Telephone: (801)281-4700	Kaysville Office: 1284 Flint Meadow Drive, Suite D Kaysville, Utah 84037-9590 Telephone: (801)927-1337

Humboldt Village, L.P.

Contents

Page

Independent Auditors’ Report	1

Financial Statements:

Balance Sheets	2-3

Statements of Operations	4

Statements of Changes in Partners’ Equity	5

Statements of Cash Flows	6

Notes to Financial Statements	7-11

Supplemental Information	12-13

Report on Internal control over Financial Reporting and on Compliance and Other Matters based on an Audit of Financial Statements Performed in Accordance with Government Auditing Standards	14-15

Schedule of Findings and Questioned Costs	16

Schedule of Findings and Questioned Costs - Prior Year	17

Report of Independent Registered Public Accounting Firm

To the Partners

Humboldt Village, L.P.

Winnemucca, Nevada

We have audited the accompanying balance sheets of Humboldt Village, L.P. (the Partnership), as of December 31, 2011 and 2010, and the related statements of operations, changes in partners’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America, the standards of the Public Company Accounting Oversight Board (United States of America) and the standards applicable to financial audits contained in Government Auditing Standards, issued by the Comptroller General of the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Partnership, at December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

In accordance with Government Auditing Standards, we have also issued a report dated February 16, 2012, on our consideration of the Partnership’s internal control over financial reporting and our tests of its compliance with certain provisions of laws, regulations, contracts and grant agreements and other matters. The purpose of that report is to describe the scope of our testing of internal control over financial reporting and compliance and the results of that testing, and not to provide an opinion on internal control over financial reporting or on compliance. That report is an integral part of an audit performed in accordance with Government Auditing Standards and should be read in conjunction with this report considering the results of our audit.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements as a whole. The accompanying supplemental information shown on page 13 is presented for purposes of additional analysis and is not a required part of the basic financial statements of the Partnership. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ Child, Van Wagoner & Bradshaw, PLLC.

Child, Van Wagoner & Bradshaw, PLLC.

Kaysville, Utah

February 16, 2012

1

Humboldt Village, L.P. Balance Sheets

	December 31, 2011	December 31, 2010
Assets

Current assets:
Cash	$34,873	$38,297
Total current assets	34,873	38,297

Restricted deposits and funded reserves:
Tenants’ security deposits	17,350	17,750
Tax and insurance escrow	9,213	8,076
Reserve account	309,178	288,267
Total restricted deposits and funded reserves	335,741	314,093

Property and equipment:
Land	79,000	79,000
Buildings and improvements	4,016,325	4,016,325
Furniture and equipment	258,734	244,159
Total property and equipment	4,354,059	4,339,484
Less accumulated depreciation	(958,618)	(854,725)
Net property and equipment	3,395,441	3,484,759

Other assets:
Syndication fees, net of accumulated amortization of $7,000 and $6,000, respectively	8,000	9,000
Total other assets	8,000	9,000

Total assets	$3,774,055	$3,846,149

See accompanying notes to financial statements.

2

Humboldt Village, L.P.

Balance Sheets (Continued)

	December 31, 2011	December 31, 2010
Liabilities and Partners’ Equity

Current liabilities:
Accounts Payable	$101	$
Accrued interest	2,591	2,628
Current maturities of long-term debt (Note 2)	28,102	26,829
Total current liabilities	30,794	29,457

Deposits and prepaid liabilities:
Tenants’ security deposits	16,619	16,830

Long-term liabilities: (Note 2)
Mortgage payable - Rural Development, less current portion	1,439,435	1,447,277
Mortgage payable - Nevada Housing Division, less current portion	800,657	816,049
Total long-term liabilities	2,240,092	2,263,326

Total liabilities	2,287,505	2,309,613

Partners’ equity	1,486,550	1,536,536

Total liabilities and partners’ equity	$3,774,055	$3,846,149

See accompanying notes to financial statements.

3

Humboldt Village, L.P.

Statements of Operations

	Year Ended	Year Ended
	December 31, 2011	December 31, 2010
Revenues:
Rent	$118,483	$112,496
Rental assistance	266,078	255,315
Interest subsidy	61,437	62,817
Laundry	3,962	3,733
Other income	1,007	1,368
Total revenues	450,967	435,729

Expenses:
Maintenance and operating	66,521	74,293
Utilities	40,520	41,466
Administrative	57,479	56,220
Management fee	41,526	40,248
Taxes	32,012	31,423
Insurance	13,251	10,019
Interest	101,004	101,574
Depreciation	107,917	106,539
Amortization of syndication fees	1,000	1,000
Total expenses	461,230	462,782

Operating loss	(10,263)	(27,053)

Other income and expenses:
Interest income	1,796	1,492
Total other income and expenses	1,796	1,492

Net loss	$(8,467)	$(25,561)

See accompanying notes to financial statements.

4

Humboldt Village, L.P.

Statements of Changes in Partners’ Equity

Years Ended December 31, 2011 and 2010

Balance, January 1, 2010	$1,603,616
Net loss	(25,561)
Partner distributions	(41,519)
Balance, December 31, 2010	$1,536,536

Balance, January 1,2011	$1,536,536
Net loss	(8,467)
Partner distributions	(41,519)
Balance, December 31, 2011	$1,486,550

See accompanying notes to financial statements.

5

Humboldt Village, L.P.

Statements of Cash Flows

Years Ended December 31, 2011 and 2010

	Year Ended	Year Ended
	December 31, 2011	December 31, 2010
Cash flows from operating activities:
Net loss	$(8,467)	$(25,561)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	107,917	106,539
Amortization	1,000	1,000

Decrease (increase) in:
Tenants’ security deposits	400	(500)
Tax and insurance escrow	(1,137)	3,727

Increase (decrease) in:
Accounts Payable	101	-
Accrued interest	(37)	(34)
Tenant security deposits	(211)	(285)
Net cash provided by operating activities	99,566	84,886

Cash flows from investing activities:
Increase in reserve account	(20,911)	(19,171)
Purchases of property and equipment	(18,599)	(39,510)
Net cash used in investing activities	(19,171)

Cash flows from financing activities:
Principal payments of mortgage payable -Rural Development	(6,726)	(6,313)
Principal payments on note payable -Nevada Housing Division	(15,235)	(15,083)
Partner distributions	(41,519)	(41,519)
Net cash used in financing activities	(63,480)	(62,915)

Net increase (decrease) in cash	(3,424)	2,800
Cash and cash equivalents at beginning of year	38,297	35,497
Cash and cash equivalents at end of year	$34,873	$38,297

Supplemental disclosure:
Disposition of property and equipment	$4,024	$-
Interest paid in cash - net of subsidies	$39,604	$38,791

See accompanying notes to financial statements.

6

Humboldt Village, L.P.

Notes to Financial Statements

Years Ended December 31, 2011 and 2010

1.	Organization and Summary of Significant Accounting Policies:

Organization

Humboldt Village Limited Partnership (the Partnership), was organized in 2003 as a limited partnership to develop, construct, own, maintain, and operate a 66-unit rental housing project for persons of low and moderate income. The Project is located in the city of Winnemucca, Nevada, and is currently known as Humboldt Village Apartments (the Project). The major activities of the Partnership are governed by the partnership agreement, USDA-Rural Development, and Internal Revenue Code Section 42. The Partnership is regulated by Rural Development as to rent charges and operating methods.

Each building of the Project has qualified and been allocated low-income housing tax credits pursuant to Internal Revenue Code Section 42, which regulates the use of the Project as to occupant eligibility and unit gross rent, among other requirements. Each building of the project must meet the provisions of these regulations during each of fifteen consecutive years in order to continue to qualify to receive the tax credits. Failure to comply with occupant eligibility and/or unit gross rent requirements, or to correct noncompliance within a specified time period, could result in recapture of previously claimed low-income housing tax credits plus interest and penalties. Such noncompliance may require an adjustment to the contributed capital by the limited partners.

In accordance with Rural Development requirements, the partners of the Partnership are restricted to an 8% per annum cash return on invested capital of $518,988. Unpaid distributions may accumulate for payment the following year. Profits and losses from operations are distributed to the general partners and the limited partners according to the Partnership agreement.

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method of depreciation over the estimated useful lives of the assets, as shown below. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period. Maintenance and repairs, including the replacement of minor items, are expensed as incurred, and major additions to buildings, furnishings, and equipment are capitalized.

Major Groupings	Useful Lives (years)
Buildings & improvements	10-40
Furniture & equipment	3-7

7

Humboldt Village, L.P.

Notes to Financial Statements (continued)

Years Ended December 31, 2011 and 2010

1.	Organization and Summary of Significant Accounting Policies (continued)

Property and Equipment (continued)

The Project periodically evaluates its property and equipment for other-than-temporary impairment and considers a write drown to fair value if it does not exceed carrying value. As of December 31, 2011, the Project had not recorded any impairment loss on its long-lived assets.

Income Taxes

Income taxes on Partnership income are levied on the partners at the partner level. Accordingly, all profits and losses of the Partnership are recognized by each partner on its respective tax return. Federal and state tax authorities generally have the right to examine and audit the previous three years of tax returns filed. Any interest or penalties assessed to the Partnership are recorded in operating expenses. For the years ended December 31, 2011 and 2010, there were no interest or penalties recorded in the accompanying financial statements.

Cash and Cash Equivalents

For purposes of the statement of cash flows, cash and cash equivalents include all cash balances and highly liquid short-term investments with a maturity of three months or less. Restricted deposits and funded reserves are not considered cash equivalents.

Rental Income

Rental income is recognized as rents become due. Rental payments received in advance are deferred until earned. Interest and other sources of revenue are recognized as the period transpires for which the interest is earned or as services are rendered, and when the amounts and collection are reasonably assured. Unearned revenue includes rental assistance payments from RD-USDA and tenant rents paid in advance of the period in which these payments are recognized as revenue. All leases between the Partnership and the tenants of the property are operating leases.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates. Significant estimates that may change in the near term include fair value of long-lived assets and related impairment, if any.

Accounts Receivable and Bad Debts

Accounts receivable consist of tenant rents receivable, if any. The Partnership’s customers are primarily low-income rental tenants that may be affected by changing economic conditions. Management believes that its credit review procedures and tenant deposits have adequately provided for usual and customary credit-related losses.

8

Humboldt Village, L.P.

Notes to Financial Statements (continued)

Years Ended December 31, 2011 and 2010

1.	Organization and Summary of Significant Accounting Policies (continued)

Accounts Receivable and Bad Debts (continued)

The Partnership’s policy for charging off tenant receivables is to consider write-down of receivables extending beyond 120 days after significant collection efforts have been made or when the financial condition of tenants warrants charge-off. Tenant receivables are determined to be past due after 30 days regardless of whether partial payments have been received. Based on the Partnership’s policy for charging off tenant receivables, the bad debts allowance is insignificant.

Recently Issued Accounting Pronouncements

The Partnership has reviewed the recently issued FASB Codifications (ASC’s) for the years ended December 31, 2011 and 2010, and has determined that none of the recently issued accounting codifications will have a material effect on the fair presentation of these financial statements.

2.	Long-Term Liabilities

Mortgage Payable-Rural Development

The mortgage notes payable balances of $1,451,726 and $1,458,452 as of December 31, 2011 and 2010, respectively consist of five Rural Rental Housing Program mortgage loans under Rural Development. The mortgage notes are collateralized by the land and buildings and bear interest at 6.375% per loan per annum. These contract rates are subject to an interest credit agreement, which reduces the effective interest rates to 1% per annum. Principal and interest are payable in equal monthly installments of $148, $530, $318, $1,109, and $1,066, respectively, net of interest subsidy. The mortgage notes are due October 2053.

Mortgage Payable - Nevada Housing Division

This amount consists of two mortgage loans payable to Nevada Housing Division (NHD), totaling $816,468 and $831,703 as of December 31, 2011 and 2010, respectively. The loans are collateralized by second trust deeds on the land and buildings and bear interest rates of 1% per annum. Principal and interest are payable in quarterly installments of $3,719 and $2,155, with balloon payments due at the end of thirty years. The notes are due January 2035.

9

Humboldt Village, L.P.

Notes to Financial Statements (continued)

Years Ended December 31, 2011 and 2010

2.	Long-Term Liabilities (continued)

Future maturities of long-term debt are as follows:

Year ending December 31,
2012	$28,102
2013	29,488
2014	30,998
2015	32,645
2016	34,442
Thereafter	2,112,519
$2,268,194

As is customary in the low-income housing industry, interest rates on loans used to finance the purchase of low-income housing are, in some cases, substantially below usual prevailing market rates in other industries and many loans bear interest rate subsidies and longer terms than what is customary. As a result, debt discounts based on the future value of the cumulative differences between actual interest rates and prevailing market rates have not been recorded on the Partnership’s financial statements as the difference between actual interest rates and interest rates that are customary in the industry are not considered material. Management is of the opinion that recording substantial debt discounts based on differences from prevailing rates in other industries would make the financial statements misleading.

3.	Economic Dependency

A substantial amount of the revenues received by the Partnership come from U.S. Department of Agriculture-Rural Development. The Partnership received $266,078 and $255,315 in rental subsidy from the Rural Development contract during the years ended December 31, 2011 and 2010, respectively, in addition to substantial interest subsidies of $61,437 and $62,817, respectively. Operation of the Partnership depends upon continued funding by the U.S. Government.

4.	Risk Management

The Partnership is exposed to various risks of loss related to torts; theft of, damage to, and destruction of assets; errors and omissions; injuries to employees; and natural disasters. Various insurance policies have been purchased to cover the risks described above. The insurance policies require minimal deductible amounts which the Partnership pays in the event of any loss. The Partnership also has purchased a workers’ compensation policy. Settled claims resulting from losses have not exceeded commercial insurance coverage in any of the past three fiscal years.

10

Humboldt Village, L.P.

Notes to Financial Statements (continued)

Years Ended December 31, 2011 and 2010

5.	Cash Deposits

At December 31, 2011 and 2010, the carrying amount of the Partnership’s cash deposits were $370,614 and $352,390, respectively, and the bank balances were $373,745 and $355,069, respectively. Of the bank balances, $373,745 and $355,069 were covered by federal depositor}’ insurance or collateralized by pledged securities, respectively.

6.	Related Party Transactions

The Project is managed by Weststates Property Management Co. (Weststates), an affiliate of the general partner. Under the Rural Development approved management agreement, fees of $41,526 and $40,248, respectively were paid to Weststates for Project management during the years ended December 31, 2011 and December 31, 2010. Weststates also received reimbursements from the Partnership for the following expenditures:

	Year Ended	Year Ended
	December 31, 2011	December 31, 2010
Manager salary	$25,406	$24,316
Repair and maintenance/labor	49,209	47,152
Group insurance	5,724	6,067
Workers compensation	2,491	1,938
Payroll taxes	8,022	7,358
	$90,852	$86,831

Coin-Op in Nevada, which is an affiliate of the general partner, has entered into a year-to-year revenue-sharing agreement with the Partnership to provide onsite laundry machine service to the tenants. The Partnership received $3,962 and $3,733, respectively for the years ended December 31, 2011 and 2010.

No amounts were payable and outstanding at December 31, 2011 and 2010, for expenditures charged by the related parties listed above.

7.	Subsequent Events

The Partnership has evaluated subsequent events through February 16, 2012, which is the date the financial statements were available to be issued. The Partnership did not identify any subsequent events or transactions that should be disclosed.

11

SUPPLEMENTAL INFORMATION

12

Humboldt Village, L.P.

Supplemental Information

Year Ended December 31, 2011

1.	Management Fee Calculation

The management fee is based on a fee per unit occupied by tenants during the month.

Total Qualified Units (66 * 12 months)	792
Less: Rent Free Unit Vacancies	23
Total Occupied Units	769
Fee Per Unit (Effective January 2011)	$54

Management Fee Expense	$41,526

2.	Insurance Disclosure

The Partnership maintains insurance coverage as follows:

	Deductible	Coverage
Prop. Coverage on Building	$2,500	$2,095,250
Comprehensive Business Liability	$-	$1,000,000
Fidelity / Employee Dishonesty	$5,000	$1,000,000

3.	Return to Owner

In accordance with the Loan Agreement, the annual return to owner is as follows:

Maximum Return to Partners	$41,519

Budgeted Return to Partners	$41,519

Return to Partners Paid:
General Partner Distribution	$36,417
Limited Partner Distribution	5,102
$41,519

13

Report on Internal Control over Financial Reporting
and on Compliance and Other Matters based on an
Audit of Financial Statements Performed in

Accordance with Government Auditing Standards

To the Partners

Humboldt Village, L.P.

Winnemucca, Nevada

We have audited the accompanying financial statements of Humboldt Village, L.P. (the Partnership), as of and for the year ended December 31, 2011, and have issued our report thereon dated February 16, 2012. We conducted our audit in accordance with auditing standards generally accepted in the United States of America and the standards applicable to financial audits contained in Government Auditing Standards, issued by the Comptroller General of the United States.

Internal Control over Financial Reporting

In planning and performing our audit, we considered the Partnership’s internal control over financial reporting as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we do not express an opinion on the effectiveness of the Partnership’s internal control over financial reporting.

A deficiency in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent, or detect and correct misstatements on a timely basis. A material weakness is a significant deficiency or combination of deficiencies in internal control such that there is reasonable possibility that a material misstatement of the entity’s financial statements will not be prevented, or detected and corrected on a timely basis.

Our consideration of internal control over financial reporting was for the limited purpose described in the second paragraph of this report and was not designed to identify all deficiencies in internal control over financial statements that might be significant deficiencies or material weaknesses. We did not identify any deficiencies in internal control that we consider to be material weaknesses as described above.

14

To the Partners

Humboldt Village, L.P.

Compliance and Other Matters

As part of obtaining reasonable assurance about whether the Partnership’s financial statements are free of material misstatement, we performed tests of its compliance with certain provisions of laws, regulations, contracts, and grant agreements, noncompliance with which could have a direct and material effect on the determination of financial statement amounts. However, providing an opinion with those provisions was not an objective of our audit, and accordingly, we do not express such an opinion. The results of our tests disclosed no instances of noncompliance or other matters that are required to be reported under Government Auditing Standards.

This report is intended solely for the information and use of the partners, management and the U.S. Department of Agriculture-Rural Development and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC

Kaysville, Utah

February 16, 2012

15

Humboldt Village, L.P.

Schedule of Findings and Questioned Costs

Year Ended December 31, 2011

During our audit for the year end December 31, 2011 we noted no Material Weaknesses.

16

Humboldt Village, L.P.

Schedule of Findings and Questioned Costs - Prior Year

Year Ended December 31, 2011

During our audit for the year end December 31, 2010 we noted no Material Weaknesses.

17